Exhibit 10.2

[Insert Dealer Name]

[Insert Dealer Address]

[_____], 2025

To:	DoorDash, Inc.
303 2nd Street, South Tower, 8th Floor,
San Francisco, California 94107
Attention:	Ravi Inukonda, Chief Financial Officer
Telephone No.:	(650) 487-3970

Re:         [Base][Additional] Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by DoorDash, Inc. (“Company”) to [ ˜ ] (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidences a complete binding agreement between Company and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall  serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.
This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) (ii) in respect of Section 5(a)(vi) of the Agreement, the election that the “Cross Default” provisions shall apply to Company with (a) a “Threshold Amount” with respect to Company of USD 150,000,000, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) and (c) the following language added to the end thereof:  “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.
The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[___], 2025

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

Warrants:
Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The Class A common stock of Company, par value USD 0.00001 per share (Exchange symbol “DASH”).

Number of Warrants:	[___]. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD [______]

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD [ ● ], except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD [___]

Premium Payment Date:	[___], 2025

Exchange:	The Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:
Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 40th  Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall, in good faith and in a commercially reasonable manner. (i) make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date and (ii) if the Daily Number of Warrants for such Disrupted Day is not reduced to zero, determine the Settlement Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and, in such case, the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

First Expiration Date:	[August 15, 2030][1] (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to “Market Disruption Event” below.

Daily Number of Warrants:
For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to the provision opposite the caption “Expiration Dates” above.

Automatic Exercise:
Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by replacing clauses (ii) and (iii) in their entirety with “(ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case, that the Calculation Agent determines in its commercially reasonable discretion is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
Any event that Dealer, in its good faith, commercially reasonable discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Company as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it, in which case, subject to Section 6.3(a) of the Equity Definitions, each such scheduled Expiration Date shall be deemed to be a Disrupted Day in full.

1 To be 3 months after the maturity date.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date

Settlement Terms.

Settlement Method Election:
Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), and Company has the ability to pay its debts and obligations as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:
If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System and Company shall pay to Dealer any Fractional Share Amount. Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Share Delivery Quantity:
For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date, rounded down to the nearest whole number.

Section 9.7 of the Equity Definitions is hereby amended by (i) replacing the words “Number of Shares to be Delivered” with the words “Share Delivery Quantity” in the second and third lines thereof and (ii) deleting the parenthetical in clause (a) thereof.

Net Share Settlement Amount:
For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:
For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DASH <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines in good faith that such Expiration Date shall be an Expiration Date for fewer than the otherwise applicable Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent in a commercially reasonable manner based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:
As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(l)(i) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:
If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable; except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:
Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws, except as described in Section 9(n) hereof.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:
Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may, in its good faith and commercially reasonable discretion, make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, (i) any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions and (ii) the parties agree that (x) open market Share repurchases at prevailing market prices or (y) accelerated share repurchases, forward contracts or similar transactions (at, or at a commercially reasonable adjustment in relation to, prevailing market prices) that are entered into in accordance with customary, arm’s length terms for transactions of such type to repurchase the Shares (and, in the case of this clause (y), through a nationally recognized financial institution), shall not be considered a Potential Adjustment Event as long as the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in clauses (x) and (y) would not exceed 25% of the greater of (1) the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent in a commercially reasonable manner, and (2) the number of Shares outstanding as of the end of the Issuer’s most recently completed fiscal year, as determined and as adjusted by the Calculation Agent in a commercially reasonable manner to account for any subdivision or combination with respect to the Shares.

Extraordinary Events applicable to the Transaction:

New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that either (1) becomes the Company under the Transaction following such Merger Event or Tender Offer or (2) wholly owns the Company under the Transaction following such Merger Event or Tender Offer (which Company is an entity or person that is organized under the laws of the United States, any State thereof or the District of Columbia) and fully and unconditionally guarantees the obligations of Company under the Transaction”.

Consequence of Merger Events:

Merger Event:
Applicable; provided that if an event occurs that would otherwise constitute both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(i)(ii)(B) of this Confirmation, the provisions of Section 12.2 of the Equity Definitions will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment (Calculation Agent Determination)

Consequence of Tender Offers:

Tender Offer:
Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by (i) inserting the word “similar” immediately prior to the word “event” in the second line thereof and (ii) replacing “10%” with “20%” in the third line thereof; and provided further that if an event occurs that would otherwise constitute both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event under Section 9(i)(ii)(A) of this Confirmation, the provisions of Section 12.3 of the Equity Definitions will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:
If an Announcement Date occurs in respect of (x) a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the relevant Announcement Date (an “Acquisition Transaction”) or (z) a transaction or event or series of transactions or events that, if completed, would lead to a Merger Event, Tender Offer or Acquisition Transaction (such occurrence, an “Announcement Event”), then on one or more occasions on or after the relevant Announcement Date up to, and including, the earliest of the Expiration Date, Early Termination Date or other date of cancellation (each, an “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event, Tender Offer or Acquisition Transaction, and taking into account solely changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction, whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event). If the Calculation Agent in its commercially reasonable discretion determines that such economic effect on any Warrant is material, then on or on one or more occasions prior to each Announcement Event Adjustment Date for such Warrant, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate in its good faith and commercially reasonable discretion to account for such economic effect, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event.

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (iv) inserting the words “by (x) Company, any of its subsidiaries, affiliates or agents, or any Valid Third Party entity or any affiliate or agent of such Valid Third Party Entity (each a “Relevant Party”)” after the word “announcement” in the second and the fourth lines thereof, (v) inserting the word “potential” following the words “in the case of a” at the beginning of clauses (i) and (ii) therein, (vi) inserting the words “or Acquisition Transaction” after the words “Merger Event” in the second line thereof and (vii) inserting the words “or Acquisition Transaction, as the case may be” after the words “Merger Event” in the third line thereof. An Acquisition Transaction shall be an “Extraordinary Event” for purposes of Section 12.1(l) of the Equity Definitions. An “Announcement Date” shall also be deemed to occur if there is a subsequent announcement by a Relevant Party of a change to a transaction or intention that gave rise to a prior Announcement Date (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent.

Valid Third-Party Entity:
In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent may take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares and/or Options on the Shares).

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (a) adding in the last line after “on its tax position)” the following: “; provided that such party has undertaken, and was unable after using commercially reasonable efforts, to utilize alternative Hedge Positions on commercially reasonable pricing terms, as long as (i) it would not violate any applicable law, rule, regulation or policy of such party to hold, acquire or dispose of such alternative Hedge Positions and (ii) such party would not incur a materially increased cost in performing its obligations under such Transaction or entering into and performing such alternative Hedge Positions (including, without limitation, due to any tax, duty, expense or fee, or any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”, (b) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute),” and (c) replacing the word “Shares” with the phrase “Hedge Positions”.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)        Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting after the word “necessary” in the third line thereof the words “in its reasonable discretion”, (b) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (c) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)     Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:
For all applicable Extraordinary Events, Dealer; provided that following any determination or calculation by the Determining Party hereunder, upon a written request from either party, the Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to such party a statement displaying in reasonable detail the basis for such determination or calculation (including, without limitation, any quotes, market data or information from internal or external sources and any assumptions used in making such determination or calculation) as the case may be (it being understood that the Determining Party shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such determination or calculation, as the case may be).

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.

Dealer, unless an Event of Default has occurred and is continuing pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, in which case Company shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request from either party, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to such party a statement displaying in reasonable detail the basis for such determination or calculation (including, without limitation, any quotations, market data or information from internal or external sources and any assumptions used in making such determination or calculation), as the case may be (it being understood that the Calculation Agent shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such determination or calculation, as the case may be).

5.	Account Details.

(a)          Account for payments to Company:

Bank:	[***]
ABA#:	[***]
SWIFT:	[***]
Acct Name:	[***]
Acct No.:	[***]

Account for delivery of Shares to Company:

To be provided by Company.

(b)          Account for payments to Dealer:

Bank:	[___]
[___]
[___]
ABA#:	[___]
SWIFT:	[___]
Acct Name:	[___]
Acct No.:	[___]

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6.	Offices.

(a)          The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)          The Office of Dealer for the Transaction is: [____]

[________]

[________]

[________]

7.	Notices.

(a)          Address for notices or communications to Company:

DoorDash, Inc.
303 2nd Street, South Tower, 8th Floor
San Francisco, California 94107
Attn: Tia Sherringham, General Counsel and Secretary
Telephone No.: (650) 487-3970
Email: ***

With a copy to:

DoorDash, Inc.
303 2nd Street, South Tower, 8th Floor
San Francisco, California 94107
Attn: Ravi Inukonda, Chief Financial Officer
Telephone No.: (650) 487-3970
Email: ***

(b)          Address for notices or communications to Dealer:

To:	[___]
[___]
[___]
Attention:	[___]
Telephone:	[___]
Facsimile:	[___]
Email:	[___]

With a copy to:	[___]
[___]
[___]
Attention:	[___]
Telephone:	[___]
Facsimile:	[___]
Email:	[___]

8.	Representations and Warranties of Company.

Company hereby represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)          Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)         Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Company, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by any subsequent filings, to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, other than, in the case of clause (iii), any such conflict, breach, default or lien that would not have a material adverse effect on Company’s ability to perform its obligations under the Transaction.

(c)          No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)        A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)         Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(f)           Company is an “eligible contract participant,” as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(g)          Company is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)       To the knowledge of Company, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(i)          Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(j)          On and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Company is greater than the sum of the total liabilities (including contingent liabilities) and the capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware) of Company, (B) the capital of Company is adequate to conduct the business of Company, and Company’s entry into the Transaction will not impair its capital, (C) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Company will be able to continue as a going concern, (E) Company is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) upon any election of Cash Settlement, Company would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Company’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(k)          [Company has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]

9.	Other Provisions.

(a)          Opinions. Company shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)          Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than [__]2 million (in the case of the first such notice) or (ii) thereafter more than [__]3 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable and documented out-of-pocket  legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence or willful misconduct of such Indemnified Person. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity; provided that in no event shall Company be responsible hereunder for any fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Persons in connection with any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand in the same jurisdiction. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)          Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)        No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

2 Insert the number of Shares outstanding that would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full, and any warrants under pre-existing warrant transactions with Company) to increase by 0.5%.

3 Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full, and any warrants under pre-existing warrant transactions with Company) to increase by a further 0.5% from the threshold for the first Repurchase Notice.

(e)         Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided that (x) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment, (y) Dealer shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Company in connection with such transfer or assignment, and (z) as a result of any such transfer or assignment (i) Company will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Company provided in connection with such transfer or assignment) receive from the transferee or assignee on any payment date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction) an amount lower than the amount that Company would have been entitled to receive from Dealer in the absence of such transfer or assignment (except to the extent such lower amount results from a change in law after the date of such transfer or assignment), (ii) Company will not be required to pay or deliver to such assignee or transferee on any payment date or delivery date (taking into account any additional amount required to be paid by Company under Section 2(d)(i)(4) of the Agreement) an amount or a number of Shares, as applicable, greater than the amount or the number of Shares, as applicable, that Company would have been required to pay or deliver to Dealer in the absence of such transfer or assignment, and (iii) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Company to permit Company to determine that the results described in clause (z)(i) or (ii) will not occur upon or after such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer, acting in good faith, is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company were not the Affected Party); provided that in calculating any amount due following such designation, Dealer shall act in good faith and a commercially reasonable manner and upon written request from Company, Dealer will promptly provide to Company a statement displaying in reasonable detail the basis for such calculation (it being understood that Dealer shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such calculation). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)        Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend or distribution (whether or not extraordinary) occurs with respect to the Shares, then the Calculation Agent will, in a commercially reasonable manner, adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(g)          [Insert relevant Dealer agency language, if any.] [Reserved.]

(h)          Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(i)          Additional Provisions.

(i)          Amendments to the Equity Definitions:

(A)          Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(B)           Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)          Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (x) replacing the words “other event” with the words “action by the Issuer” and (y) deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with “that is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for the Company’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Company’s own operations”; and adding the phrase “or Warrants” at the end of the sentence.

(D)          Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(E)          Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)
(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing the words “either party” with the words “the Hedging Party” in the penultimate sentence and (4) deleting clause (X) in the final sentence.

(ii)        Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction shall be deemed the sole Affected Transaction (provided that with respect to any such Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, in which case the remainder of the Transaction shall continue in full force and effect); provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)          A “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than (w) Company, (x) Company’s wholly owned subsidiaries, (y) any employee benefit plans of Company or its wholly owned subsidiaries or (z) any Permitted Party, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of the Shares representing more than 50% of the voting power of all the Company’s common equity or (II) any Permitted Party files (or Permitted Parties file) any report (or reports) with the SEC indicating that such Permitted Party has (or Permitted Parties have) become the direct or indirect “beneficial owner” of more than 50% of the then-outstanding Shares (excluding, for the avoidance of doubt, for purposes of this clause (II) any Shares that such Permitted Party or Permitted Parties beneficially owns solely by virtue of its beneficial ownership of Class B common stock or Class C common stock of the Company). “Permitted Party” means any of (A) Tony Xu, Andy Fang and Stanley Tang, (B) any of the respective affiliated parties of the persons referred to in clause (A) and (C) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act of which any of the persons referred to in clause (A) or (B) are members; provided that, with respect to this clause (C), the persons referred to in clauses (A) or (B), collectively, beneficially own shares of the Company’s common equity representing more than 50% of the voting power of the shares of the Company’s common equity held by such person or group.

(B)          The consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of Company and its subsidiaries, taken as a whole, to any person, other than solely to the Company or one or more of its wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all Shares are exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property.

Notwithstanding the foregoing, any transaction or event or transactions or event set forth in clauses (A) or (B) above shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares, in connection with such transaction or transactions consists of shares of common stock that are listed (or depositary receipts representing shares of common stock or other corporate common equity interests, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares.4

(C)           Company’s stockholders approve any plan or proposal for the liquidation or dissolution of Company.

(D)          The Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

(E)          Dealer, despite using commercially reasonable efforts, is unable or reasonably determines based on advice of counsel that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(F)         Default by Company or any of its Significant Subsidiaries with respect to any mortgage, agreement or other instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of USD [150] million (or its foreign currency equivalent) in the aggregate of Company and/or any of its Significant Subsidiaries, whether such indebtedness exists as of the Premium Payment Date or is thereafter created, where such default (i) constitutes a failure to pay the principal of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or (ii) results in such indebtedness becoming or being declared due and payable before its stated maturity; in each case where such default is not cured or waived within 30 days after notice to Dealer by the Company. For purposes of this Clause (F), “Significant subsidiary” shall mean any subsidiary of that person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person; provided, however, that, if a subsidiary meets the criteria of clause (1)(iii) of the definition of “significant subsidiary” in Rule 1-02(w) but not clause (1)(i) or (1)(ii) thereof (or, if applicable, the respective successor clauses to the aforementioned clauses), then such subsidiary will be deemed not to be a significant subsidiary of that person unless such subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $[150,000,000].

(j)           No Setoff; No Collateral. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k)          Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)          If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) and 6(e) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

4 NTD: To be conformed to DoN.

Share Termination Alternative:
If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events / Tender Offers” under Section 3 above or Section 12.6, Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(l)(i) below, in satisfaction, subject to Section 9(l)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery

Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent in a commercially reasonable manner, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(l)(i)).

Share Termination Unit Price:
The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(l)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(l)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(l)(i).

Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)          Registration/Private Placement Procedures. If, in the reasonable determination of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions, or any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property, pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being subject to restrictions on resale under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first applicable Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)         If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(k) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(k) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)       If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(k) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day were the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)      If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(m)        Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder [and after taking into account any Shares deliverable to Dealer under the letter agreement dated May [__], 2025 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”)], (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery [and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation], (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(n)         Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to the Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, (i) any Shares or Share Termination Delivery Property delivered hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company), and (ii) any Restricted Shares after the period of 6 months (or 1 year if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed from the applicable Settlement Date or Share Termination Payment Date, in each case, shall be eligible for resale without restriction under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares, Share Termination Delivery Property or Restricted Shares, to remove, any legends referring to any restrictions on resale under the Securities Act from any certificates representing such Shares, Share Termination Delivery Property or Restricted Shares upon request by Dealer to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer. Company further agrees that (i) any Shares or Share Termination Delivery Property delivered hereunder prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company), and (ii) any Restricted Shares at any time before the period of 6 months (or 1 year if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed from the applicable Settlement Date or Share Termination Payment Date, in each case, may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer, and any affiliate to which such Shares, Share Termination Delivery Property or Restricted Shares is transferred may request removal of any legends from any certificates representing such Shares, Share Termination Delivery Property or Restricted Shares, as the case may be, pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares, Share Termination Delivery Property or Restricted Shares shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares, class of Share Termination Delivery Property or class or Restricted Shares is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act or any successor rule, as in effect at the time of delivery of the relevant Shares, Share Termination Delivery Property or Restricted Shares.

(o)         Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)       Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(q)          Maximum Share Delivery.

(i)          Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to Dealer in connection with the Transaction, including, without limitation, any Shares deliverable to Dealer as a result of any early termination of the Transaction. Company shall not take any action to decrease the number of authorized but unissued Shares that are not reserved for other transactions below the Maximum Number of Shares.

(ii)        In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(q)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(q)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(r)          Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer reasonably determines, in its good faith, commercially reasonable judgment (or, in the case of clause (ii) below only, based on the advice of counsel), that such postponement is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectation on the Trade Date, as determined by Dealer in its sole discretion) or (ii) to enable Dealer to effect transactions in Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Expiration Date or other date of valuation or delivery may be postponed or added more than 80Exchange Business Days after the final Expiration Date or original other date of valuation or delivery, as the case may be.

(s)          Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)         Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)        Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)          Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(w)          Early Unwind. In the event the sale of the [“Firm][“Additional] Securities” (as defined in the Purchase Agreement, dated as of May [ ● ], 2025, among Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”)) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 1:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)          Payment by Dealer. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)          Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date.

(z)         [Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.] [Reserved.]

(aa)         Tax Matters.

(i)          Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties make the following representations, as applicable:

(A)           Company is a corporation created or organized under the laws of Delaware. It is “exempt” within the meaning of Treasury Regulation section 1.6049-4(c) from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(B)          [Dealer is a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States. It is “exempt” within the meaning of Treasury Regulation section 1.6049-4(c) from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.] OR [Dealer is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes. Each payment received or to be received by Dealer in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States.]5

(ii)         Tax Forms. For the purpose of Section 4(a)(i) of the Agreement:

(A)          Company shall provide Dealer with a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax form previously provided by Company has become obsolete or incorrect.

5 NTD:  Dealer should be eligible to deliver an IRS Form W-9 or an IRS Form W-8ECI.

(B)           Dealer shall provide Company with a valid and duly executed U.S. Internal Revenue Service Form [W-9] OR [W-8ECI], or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Company and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.

(iii)        Foreign Account Tax Compliance Act.  “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)        HIRE Act and Section 305.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 305 (as in effect on the date hereof) or Section 871(m) of the Code or any regulations issued thereunder (each such tax, “Dividend Tax”).  Without duplication for (1) any amount that Company has deducted or withheld on account of such Dividend Tax from any amount paid to Dealer or (2) any amount that Company has paid from money or other property of Dealer, the amount of Dividend Taxes so required to be remitted (which for the avoidance of doubt, includes any related liability for interest, but includes any related liability for penalties only if Dealer has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d) of the Agreement or its obligations under Section 1.871-15(p) of United States Treasury Regulations) shall be payable by Dealer to Company within 10 business days of written request by Company, and Dealer’s aforementioned obligations shall survive the termination of any Transaction.

(bb)        [Insert relevant Dealer boilerplate, including QFC language, if any.]

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by executing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Yours faithfully,

[	]

By:
Name:
Title:

[[	]
as Agent

By:
Name:
Title:

[Signature Page to [Base][Additional] Warrant Confirmation]

Accepted and confirmed as of the Trade Date:

DOORDASH, INC.

By:
Authorized Signatory
Name:

[Signature Page to [Base][Additional] Warrant Confirmation]